Exhibit 99.1

April 19, 2024
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Tracy Pesho (corpmedia@huntington.com), 216.276.3301

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2024 FIRST-QUARTER EARNINGS
Q1 Results Highlighted by Sustained Deposit and Loan Growth and Strong Credit Quality

2024 First-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.26, higher by $0.11 from the prior quarter, and lower by $0.13 from the year-ago quarter. Excluding the after tax impact of Notable Items, primarily related to the FDIC Deposit Insurance Fund special assessment, adjusted earnings per common share were $0.28.
•Net interest income decreased $29 million, or 2%, from the prior quarter, and decreased $122 million, or 9%, from the year-ago quarter.
•Noninterest income increased $62 million, or 15%, from the prior quarter, to $467 million. Noninterest income in the fourth quarter was reduced by $74 million due to the mark-to-market on pay-fixed swaptions. Excluding the impact of mark-to-market on pay-fixed swaptions, noninterest income decreased $12 million compared to the prior quarter.
•Cash and cash equivalents and available contingent borrowing capacity totaled $94 billion at March 31, 2024, and represented 205% of uninsured deposits.
•Average total deposits increased $1.1 billion, or 1%, from the prior quarter and $4.6 billion, or 3%, from the year-ago quarter.
◦Ending total deposits increased $2.0 billion, or 1%, from the prior quarter and $7.9 billion, or 5%, from the year-ago quarter.
◦Ending core deposits increased $1.8 billion, or 1%, from the prior quarter reflecting continued momentum in consumer deposit gathering and ongoing focus on acquiring and deepening primary bank relationships. Core deposits increased $6.9 billion, or 5%, from the year-ago quarter.
•Average total loans and leases increased $701 million, or 1%, from the prior quarter to $121.9 billion, and increased $1.5 billion, or 1%, from the year-ago quarter.
◦Average commercial loans and leases increased $691 million and average consumer loans increased $10 million from the prior quarter.
•Net charge-offs of 0.30% of average total loans and leases for the quarter.
•Nonperforming asset ratio of 0.60%.
•Allowance for credit losses (ACL) of $2.4 billion, or 1.97% of total loans and leases, at quarter end.
•Common Equity Tier 1 (CET1) risk-based capital ratio was stable at 10.2%, at both March 31, 2024 and December 31, 2023. Adjusted Common Equity Tier 1, including the effect of AOCI, was 8.5%.
•Tangible common equity (TCE) ratio of 6.0%, representing a modest decrease from the prior quarter and up 20 basis points from a year ago.

•Huntington received 7 awards from Coalition Greenwich for 2023 in Excellence and Best Brand for both middle market and business banking.
•Huntington was recognized by Newsweek as one of America's 500 Most Responsible Companies for the fifth consecutive year.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2024 first quarter of $419 million, or $0.26 per common share, an increase of $176 million, or $0.11, from the prior quarter, and a decrease of $183 million, or $0.13, from the year-ago quarter. Adjusted earnings per common share were $0.28, excluding $0.02 per common share of after-tax Notable Items.
Return on average assets was 0.89%, return on average common equity was 9.2%, and return on average tangible common equity (ROTCE) was 14.2%.
CEO Commentary:
"Our first quarter results were highlighted by sustained organic growth, with deposit and loan balances continuing to expand as we enter the new year,” said Steve Steinour, chairman, president, and CEO. “Our outlook for the year remains unchanged as we look to accelerate organic growth.

"Huntington entered 2024 from a position of strength with robust liquidity and capital, enabling us to remain focused on executing key growth initiatives. We are investing in new revenue producing opportunities, adding talented bankers across the footprint, and bolstering capabilities in the commercial and regional bank. These investments are already delivering results, evidenced by robust pipelines in our expanded Carolinas and Texas regions, as well as in new commercial specialty banking areas.

"Credit quality continued to perform very well, with stable net-charge offs compared to the prior quarter as we maintain our disciplined approach to managing credit quality, consistent with our aggregate moderate-to-low risk appetite. The economic outlook continues to show strength and resiliency, and we believe the environment is constructive for our customers to perform well.

"We foresee accelerating loan growth over the course of the year as new teams and expanded markets continue to see substantive opportunities in addition to our existing markets. We expect this growth momentum will carry through the year and into 2025, further supporting our revenue and profitability outlook."

Table 1 – Earnings Performance Summary

	2024	2023
(in millions, except per share data)	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington	$419	$243	$547	$559	$602
Diluted earnings per common share	0.26	0.15	0.35	0.35	0.39

Return on average assets	0.89%	0.51%	1.16%	1.18%	1.32%
Return on average common equity	9.2	5.2	12.4	12.7	14.6
Return on average tangible common equity	14.2	8.4	19.5	19.9	23.1
Net interest margin	3.01	3.07	3.20	3.11	3.40
Efficiency ratio	63.7	77.0	57.0	55.9	55.6

Tangible book value per common share	$7.77	$7.79	$7.12	$7.33	$7.32
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$173,764	$171,360	$170,948	$174,909	$169,112
Average loans and leases	121,930	121,229	120,784	121,345	120,420
Average core deposits	144,960	144,384	143,110	140,736	141,077

Tangible common equity / tangible assets ratio	6.0%	6.1%	5.7%	5.8%	5.8%
Common equity Tier 1 risk-based capital ratio (1)	10.2	10.2	10.1	9.8	9.5

NCOs as a % of average loans and leases	0.30%	0.31%	0.24%	0.16%	0.19%
NAL ratio	0.58	0.55	0.49	0.42	0.44
ACL as a % of total loans and leases	1.97	1.97	1.96	1.93	1.90
(1)March 31, 2024 figure is estimated.
Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation).
Table 2 – Notable Items Influencing Earnings

		Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)		Amount	Net Income	EPS (2)
Three Months Ended March 31, 2024			$419	$0.26
•	FDIC Deposit Insurance Fund (DIF) special assessment	$(32)	$(25)	$(0.02)
•	Staffing efficiencies expense (3)	(7)	(5)	—

Three Months Ended December 31, 2023			$243	$0.15
•	FDIC DIF special assessment	$(214)	$(169)	$(0.11)
•	Staffing efficiencies and corporate real estate consolidation expense (4)	(12)	(9)	(0.01)

Three Months Ended March 31, 2023			$602	$0.39
•	RPS sale (noninterest income)	$57	$44	$0.03
•	Voluntary retirement program and organizational realignment expense (noninterest expense) (5)	(42)	(34)	(0.02)
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Staffing efficiencies includes severance expense recorded in personnel costs.
(4)Staffing efficiencies and corporate real estate consolidation expense includes corporate real estate consolidation expense recorded in net occupancy expense, equipment, and other of $8 million, $1 million, and $1 million, respectively, and $2 million of severance expense recorded in personnel costs.
(5)Voluntary retirement program of $36 million and organizational realignment expense of $6 million.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2024	2023
($ in millions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,287	$1,316	$1,368	$1,346	$1,409	(2)%	(9)%
FTE adjustment	13	11	11	11	9	18	44
Net interest income - FTE	1,300	1,327	1,379	1,357	1,418	(2)	(8)
Noninterest income	467	405	509	495	512	15	(9)
Total revenue - FTE	$1,767	$1,732	$1,888	$1,852	$1,930	2%	(8)%

	2024	2023
	First	Fourth	Third	Second	First	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	5.54%	5.47%	5.39%	5.13%	4.89%	7	65
Total loans and leases	5.92	5.82	5.76	5.51	5.27	10	65
Total securities	4.19	4.23	4.15	3.82	3.56	(4)	63
Total interest-bearing liabilities	3.23	3.09	2.88	2.66	2.02	14	121
Total interest-bearing deposits	2.85	2.71	2.45	2.06	1.52	14	133

Net interest rate spread	2.31	2.38	2.51	2.47	2.87	(7)	(56)
Impact of noninterest-bearing funds on margin	0.70	0.69	0.69	0.64	0.53	1	17
Net interest margin	3.01%	3.07%	3.20%	3.11%	3.40%	(6)	(39)
See Page 8 of Quarterly Financial Supplement for additional detail.
Fully-taxable equivalent (FTE) net interest income for the 2024 first quarter decreased $118 million, or 8%, from the 2023 first quarter. The results primarily reflect a 39 basis point decrease in the net interest margin (NIM) to 3.01% and a $11.8 billion, or 10%, increase in average interest-bearing liabilities, partially offset by a $4.7 billion, or 3%, increase in average earning assets. The lower NIM was primarily driven by higher cost of funds given the higher interest rate environment and an increase in deposits held at the Federal Reserve Bank, partially offset by higher loan and lease and investment security yields.
Compared to the 2023 fourth quarter, FTE net interest income decreased $27 million, or 2%, reflecting a 6 basis point decrease in NIM and an increase in average interest-bearing liabilities, partially offset by higher average earning assets. The NIM decrease was driven by higher cost of funds, partially offset by higher loan and lease yields.

Table 4 – Average Earning Assets

	2024	2023
($ in billions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$50.6	$49.9	$49.4	$50.2	$49.0	1%	3%
Commercial real estate	12.6	12.6	13.0	13.3	13.7	—	(8)
Lease financing	5.1	5.1	5.1	5.2	5.2	—	(2)
Total commercial	68.3	67.6	67.5	68.7	67.9	1	1
Residential mortgage	23.7	23.6	23.3	22.8	22.3	1	6
Automobile	12.6	12.6	12.7	12.9	13.2	—	(5)
Home equity	10.1	10.1	10.1	10.2	10.3	—	(2)
RV and marine	5.9	5.9	5.8	5.5	5.4	(1)	10
Other consumer	1.4	1.4	1.4	1.3	1.3	1	10
Total consumer	53.7	53.7	53.3	52.7	52.5	—	2
Total loans and leases	121.9	121.2	120.8	121.3	120.4	1	1
Total securities	41.6	39.5	40.0	41.7	41.9	5	(1)
Interest-earning deposits with banks	9.8	10.0	9.5	11.3	6.4	(3)	54
Other earning assets	0.5	0.6	0.6	0.6	0.5	(20)	2
Total earning assets	$173.8	$171.4	$170.9	$174.9	$169.1	1%	3%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2024 first quarter increased $4.7 billion, or 3%, from the year-ago quarter, primarily reflecting a $3.4 billion, or 54%, increase in average deposits with banks and a $1.5 billion, or 1%, increase in average total loans and leases. Average loan and lease balance increases were led by growth in average consumer loans of $1.2 billion, or 2%. Additionally, average commercial loans and leases increased by $350 million, or 1%, primarily driven by a $1.6 billion, or 3% increase in average commercial and industrial loans, partially offset by a $1.1 billion, or 8%, decrease in average commercial real estate loans.
Compared to the 2023 fourth quarter, average earning assets increased $2.4 billion, or 1%, primarily reflecting a $2.1 billion, or 5%, increase in average securities, and a $701 million increase in average total loans and leases, partially offset by a $258 million, or 3%, decrease in average interest-earning deposits with banks. Average loan and lease balance increases were driven by higher commercial loans, primarily due to an increase in C&I loan balances as a result of higher auto floorplan and distribution finance balances. Consumer loan balances were relatively stable at $53.7 billion.

Table 5 – Liabilities

	2024	2023
	First	Fourth	Third	Second	First	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average balances:
Demand deposits - noninterest-bearing	$29.9	$31.2	$32.8	$34.6	$37.5	(4)%	(20)%
Demand deposits - interest-bearing	38.5	39.1	39.8	39.7	40.7	(2)	(5)
Total demand deposits	68.4	70.3	72.6	74.3	78.2	(3)	(12)
Money market deposits	46.1	44.0	41.4	38.8	37.3	5	24
Savings and other domestic deposits	16.6	16.9	17.8	18.8	19.9	(2)	(17)
Core certificates of deposit	13.9	13.1	11.3	8.8	5.7	6	141
Total core deposits	145.0	144.4	143.1	140.7	141.1	—	3
Other domestic deposits of $250,000 or more	0.4	0.4	0.4	0.3	0.2	6	83
Negotiable CDs, brokered and other deposits	5.3	4.8	4.6	4.6	4.8	10	10
Total deposits	$150.7	$149.6	$148.1	$145.6	$146.1	1%	3%

Short-term borrowings	$1.3	$1.9	$0.9	$5.2	$4.4	(32)%	(70)%
Long-term debt	13.8	12.2	13.8	16.3	11.0	13	25
Total debt	$15.1	$14.1	$14.7	$21.5	$15.4	7%	(2)%

Total interest-bearing liabilities	$135.9	$132.6	$130.0	$132.5	$124.1	2%	10%
Total liabilities	171.0	169.2	167.8	171.8	166.6	1	3

Period end balances:
Total core deposits	$147.3	$145.5	$144.2	$142.9	$140.4	1%	5%
Other deposits	6.0	5.7	4.7	5.1	4.9	3	23
Total deposits	$153.2	$151.2	$148.9	$148.0	$145.3	1%	5%
See Pages 5-6 of Quarterly Financial Supplement for additional detail.

Average total liabilities for the 2024 first quarter increased $4.4 billion, or 3%, from the year-ago quarter. Average total deposits increased $4.6 billion, or 3%, primarily driven by an increase in average total core deposits of $3.9 billion, or 3%. Average total debt decreased $341 million, or 2%, as part of normal management of funding needs.
Compared to the 2023 fourth quarter, average total liabilities increased $1.8 billion, or 1%. Average total deposits increased $1.1 billion, or 1%, including average total core deposits increasing $576 million. Average total debt increased $966 million, or 7%, driven by the issuance of $1.25 billion of senior notes in the quarter and higher collateralized borrowings on auto secured loans.
Ending total deposits as of March 31, 2024 increased $7.9 billion, or 5%, compared to a year-ago. The increase was driven by a $7.8 billion, or 10%, increase in core consumer deposits and a $1.1 billion, or 23%, increase in other deposits, partially offset by a $948 million, or 2%, decrease in core commercial deposits.
Compared to December 31, 2023, ending total deposits increased $2.0 billion, or 1%. The increase was primarily driven by a $1.8 billion, or 1%, increase in core deposits.

Noninterest Income
Table 6 – Noninterest Income

	2024	2023
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Payments and cash management revenue	$146	$150	$152	$146	$137	(3)%	7%
Wealth and asset management revenue	88	86	79	83	80	2	10
Customer deposit and loan fees	77	80	80	76	76	(4)	1
Capital markets and advisory fees	56	69	52	62	65	(19)	(14)
Leasing revenue	22	29	32	25	26	(24)	(15)
Mortgage banking income	31	23	27	33	26	35	19
Insurance income	19	19	18	18	19	—	—
Bank owned life insurance income	16	16	18	16	16	—	—
Gain on sale of loans	5	1	2	8	3	400	67
Net gains (losses) on sales of securities	—	(3)	—	(5)	1	NM	NM
Other noninterest income	7	(65)	49	33	63	111	(89)
Total noninterest income	$467	$405	$509	$495	$512	15%	(9)%

Impact of Notable Item:
RPS sale (other noninterest income)	$—	$—	$—	$—	$57	—	NM
Total adjusted noninterest income (Non-GAAP)	$467	$405	$509	$495	$455	15%	3%

Additional information:
Impact of mark-to-market on pay-fixed swaptions (other noninterest income)	$—	$(74)	$33	$18	$(1)	NM	NM
NM - Not Meaningful

Reported total noninterest income for the 2024 first quarter decreased $45 million, or 9%, from the year-ago quarter primarily reflecting the $57 million gain associated with the sale of the RPS business recognized in the 2023 first quarter. Payments and cash management revenue increased by $9 million, or 7%, reflecting higher debit card transaction revenue and higher commercial treasury management revenue. Wealth and asset management revenue increased by $8 million, or 10%, reflecting higher assets under management as well as higher fixed annuity commissions. Additionally, capital markets and advisory fees decreased $9 million, or 14%, primarily due to lower advisory fees.
Total noninterest income increased $62 million, or 15%, to $467 million for the 2024 first quarter, compared to $405 million for the 2023 fourth quarter. The increase was primarily driven by the $74 million unfavorable mark-to-market on the termination of the pay-fixed swaptions program during the fourth quarter. Additionally, capital markets and advisory fees decreased $13 million, or 19%, primarily due to lower advisory fees.

Noninterest Expense
Table 7 – Noninterest Expense

	2024	2023
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$639	$645	$622	$613	$649	(1)%	(2)%
Outside data processing and other services	166	157	149	148	151	6	10
Deposit and other insurance expense	54	234	25	23	20	(77)	170
Equipment	70	70	65	64	64	0	9
Net occupancy	57	65	67	54	60	(12)	(5)
Marketing	28	29	29	32	25	(3)	12
Professional services	25	35	27	21	16	(29)	56
Amortization of intangibles	12	12	12	13	13	—	(8)
Lease financing equipment depreciation	4	5	6	8	8	(20)	(50)
Other noninterest expense	82	96	88	74	80	(15)	3
Total noninterest expense	$1,137	$1,348	$1,090	$1,050	$1,086	(16)%	5%
(in thousands)
Average full-time equivalent employees	19.7	19.6	19.8	20.2	20.2	1%	(2)%

Table 8 - Impact of Notable Items

	2024	2023
	First	Fourth	Third	Second	First
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$7	$2	$8	$—	$42
Deposit and other insurance expense	32	214	—	—	—
Equipment	—	1	—	—	—
Net occupancy	—	8	7	—	—
Other noninterest expense	—	1	—	—	—
Total noninterest expense	$39	$226	$15	$—	$42
Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2024	2023
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$632	$643	$614	$613	$607	(2)%	4%
Outside data processing and other services	166	157	149	148	151	6	10
Deposit and other insurance expense	22	20	25	23	20	10	10
Equipment	70	69	65	64	64	1	9
Net occupancy	57	57	60	54	60	—	(5)
Marketing	28	29	29	32	25	(3)	12
Professional services	25	35	27	21	16	(29)	56
Amortization of intangibles	12	12	12	13	13	—	(8)
Lease financing equipment depreciation	4	5	6	8	8	(20)	(50)
Other noninterest expense	82	95	88	74	80	(14)	3
Total adjusted noninterest expense	$1,098	$1,122	$1,075	$1,050	$1,044	(2)%	5%

Reported total noninterest expense for the 2024 first quarter increased $51 million, or 5%, from the year-ago quarter. Excluding the impact from Notable Items, noninterest expense increased $54 million, or 5%, primarily driven by higher personnel costs of $25 million, or 4%, primarily due to higher salary and benefit expense, an increase in outside data processing and other services of $15 million, or 10%, reflecting higher technology and data expense, and higher professional services of $9 million, or 56%, reflecting higher consulting expense. Additionally, the 2024 first quarter included $2 million of expenses related to the previously announced branch consolidations, reflected in a combination of net occupancy and equipment.
Reported total noninterest expense decreased $211 million, or 16%, from the 2023 fourth quarter. Excluding the impact from Notable Items, noninterest expense decreased $24 million, or 2%, primarily driven by lower personnel costs of $11 million, or 2%, due to lower incentive compensation, partially offset by seasonally higher benefit expense, and lower professional services expenses of $10 million, or 29%, reflecting lower consulting expense. Partially offsetting these decreases, outside data processing and other services increased by $9 million, or 6%, driven by technology and data expense.
During the 2024 first quarter, the FDIC provided updated estimates on the uninsured deposit losses and recoverable assets related to the 2023 FDIC closures. As a result, Huntington's expenses for the 2024 first quarter included $32 million related to additional FDIC expense, compared to $214 million recognized in the 2023 fourth quarter, related to the FDIC deposit insurance fund special assessment. These expenses are included within Notable Items for each respective quarter.
Credit Quality
Table 10 – Credit Quality Metrics

	2024	2023
($ in millions)	March 31,	December 31,	September 30,	June 30,	March 31,
Total nonaccrual loans and leases	$716	$667	$592	$510	$533
Total other real estate, net	10	10	14	18	20
Other NPAs (1)	12	34	28	29	25
Total nonperforming assets	738	711	634	557	578
Accruing loans and leases past due 90+ days	183	189	163	169	185
NPAs + accruing loans & leases past due 90+ days	$921	$900	$797	$726	$763
NAL ratio (2)	0.58%	0.55%	0.49%	0.42%	0.44%
NPA ratio (3)	0.60	0.58	0.52	0.46	0.48
(NPAs+90 days)/(Loans+OREO)	0.75	0.74	0.66	0.60	0.63
Provision for credit losses	$107	$126	$99	$92	$85
Net charge-offs	92	94	73	49	57
Net charge-offs / Average total loans and leases	0.30%	0.31%	0.24%	0.16%	0.19%
Allowance for loans and lease losses (ALLL)	$2,280	$2,255	$2,208	$2,177	$2,142
Allowance for unfunded lending commitments	135	145	160	165	157
Allowance for credit losses (ACL)	$2,415	$2,400	$2,368	$2,342	$2,299
ALLL as a % of:
Total loans and leases	1.86%	1.85%	1.83%	1.80%	1.77%
NALs	318	338	373	427	402
NPAs	309	317	348	391	371
ACL as a % of:
Total loans and leases	1.97%	1.97%	1.96%	1.93%	1.90%
NALs	337	360	400	459	431
NPAs	327	337	373	420	398
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 11-14 of Quarterly Financial Supplement for additional detail.

Nonperforming assets (NPAs) were $738 million, or 0.60%, of total loans and leases, OREO and other NPAs, compared to $578 million, or 0.48%, a year-ago. Nonaccrual loans and leases (NALs) were $716 million, or 0.58% of total loans and leases, compared to $533 million, or 0.44% of total loans and leases, a year-ago. On a linked quarter basis, NPAs increased $27 million, or 4%, and NALs increased $49 million, or 7%, driven by an increase in commercial NALs.
The provision for credit losses increased $22 million year-over-year and decreased $19 million quarter-over-quarter to $107 million in the 2024 first quarter. Net charge-offs (NCOs) increased $35 million year-over-year and decreased $2 million quarter-over-quarter to $92 million. NCOs represented an annualized 0.30% of average loans and leases in the current quarter, up from 0.19% in the year-ago quarter and down from 0.31% in the prior quarter. The increase in NCOs year-over-year reflects the continued normalization of net charge-offs. Commercial and consumer net charge-offs were 0.32% and 0.28%, respectively, for the 2024 first quarter.
The allowance for loan and lease losses (ALLL) increased $138 million from the year-ago quarter to $2.3 billion, or 1.86% of total loans and leases, and allowance for credit losses (ACL) increased by $116 million from the year-ago quarter to $2.4 billion, or 1.97% of total loans and leases, driven by a combination of loan and lease growth and modest overall coverage ratios builds that are reflective of the current macroeconomic environment and changes in various risk profiles intended to capture uncertainty not addressed within the quantitative reserve. On a linked quarter basis, the ACL increased $15 million, resulting in the ACL coverage ratio of 1.97%, unchanged for the quarter.
Capital
Table 11 – Capital Ratios

	2024	2023
($ in billions)	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible common equity / tangible assets ratio	6.0%	6.1%	5.7%	5.8%	5.8%
Common equity tier 1 risk-based capital ratio (1)	10.2	10.2	10.1	9.8	9.5
Regulatory Tier 1 risk-based capital ratio (1)	12.0	12.0	11.9	11.6	11.3
Regulatory Total risk-based capital ratio (1)	14.1	14.2	14.1	13.8	13.5
Total risk-weighted assets (1)	$139.6	$138.7	$140.7	$141.4	$142.3
(1)March 31, 2024 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s 2020 election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. As of March 31, 2024, 75% of the cumulative CECL deferral has been phased in. As of December 31, 2023, September 30, 2023, June 30, 2023, and March 31, 2023, 50% of the cumulative CECL deferral has been phased in.
See Page 15 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 6.0% at March 31, 2024, a decrease of 10 basis points from last quarter due primarily to higher tangible assets and accumulated other comprehensive income changes, partially offset by current period earnings, net of dividends. Common Equity Tier 1 (CET1) risk-based capital ratio was stable at 10.2%, compared to the prior quarter, as an increase in risk-weighted assets, driven by loan growth, and the CECL transitional amount, were offset by current period earnings, net of dividends.

Income Taxes
The provision for income taxes was $86 million in the 2024 first quarter compared to a benefit of $1 million in the 2023 fourth quarter. The effective tax rates for the 2024 first quarter and 2023 fourth quarter were 16.8% and (0.5)%, respectively. The 2023 fourth quarter effective tax rate was impacted by lower pre-tax income as a result of notable items, and discrete tax benefits recognized.
At March 31, 2024, we had a net federal deferred tax asset of $686 million and a net state deferred tax asset of $114 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on April 19, 2024, at 8:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13744899. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through April 27, 2024 at (877) 660-6853 or (201) 612-7415; conference ID #13744899.
Please see the 2024 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.
About Huntington
Huntington Bancshares Incorporated is a $194 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates approximately 970 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements
The information contained or incorporated by reference in this Press Release on Form 8-K contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages, instability in global economic conditions and geopolitical matters, as well as volatility in financial markets; the impact of pandemics, including the COVID-19 pandemic and related variants and mutations, and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from recent bank failures and other volatility, including potential increased regulatory requirements and costs, such as FDIC special assessments, long-term debt requirements and heightened capital requirements, and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital; unexpected outflows of uninsured deposits which may require us to sell investment securities at a loss; rising interest rates which could negatively impact the value of our portfolio of investment securities; the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals; the effects of social media on market perceptions of us and banks generally; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2023, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that columns of data in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.